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                                                                                                                         EXHIBIT 11

                                               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                  COMPUTATION OF EARNINGS PER SHARE

                                                      YEAR ENDED MARCH 31,         YEAR ENDED MARCH 31,        YEAR ENDED MARCH 31,
                                                              1998                         1997                       1996
                                                    -----------------------      -----------------------      ----------------------
                                                       BASIC       DILUTED         BASIC       DILUTED          BASIC       DILUTED
                                                    ----------   ----------      ---------    ----------      ----------   ---------
Shares:
 Weighted average number of shares
  of common stock outstanding                        5,625,788    5,625,788       5,524,803    5,524,803      5,470,028    5,470,028
 Effect of dilutive common stock
  options                                                  --       282,929             --       227,804            --       177,475
 Effect of 8-1/2% convertible
  subordinated debenbentures (1)                           --       332,800             --       332,800            --           --
 Effect of 9% senior subordinated
  convertible debentures                                   --     2,803,189             --     2,824,859            --     1,373,839
                                                    ----------   ----------      ---------    ----------     ----------   ----------
    Adjusted shares                                  5,625,788    9,044,706       5,524,803    8,910,266      5,470,028    7,021,342
                                                    ==========   ==========      ==========   ==========     ==========   ==========
Net Earnings:
 Net earnings for the year                          $6,372,000   $6,372,000      $5,663,000   $5,663,000     $4,103,000   $4,103,000
 Effect of assumed conversion of 8 1/2%
  convertible subordinated
  debentures (1)                                           --       278,000             --       259,000            --           --
 Effect of assumed conversion of 9%
  senior subordinated convertible
  debentures                                               --     1,793,000             --     1,536,000            --       748,000
                                                    ----------   ----------      ----------  -----------     ----------   ---------
    Adjusted net earnings                           $6,372,000   $8,443,000      $5,663,000   $7,458,000     $4,103,000   $4,851,000
                                                    ==========   ==========      ==========   ==========     ==========   ==========
 Earnings per share (adjusted net earnings
  divided by adjusted shares)                       $     1.13   $     0.93      $     1.03   $     0.84     $     0.75   $     0.69
                                                    ==========   ==========      ==========   ==========     ==========   ==========

--------------

(1)  The 8-1/2% convertible subordinated debentures are excluded from the calculation of fully diluted earnings per share for fiscal years 1996, as they would have an antidilutive effect on earnings per share.
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